FIRST AMENDMENT TO THE
                     RUBY TUESDAY, INC. SALARY DEFERRAL PLAN

         THIS FIRST AMENDMENT is made as of this 11 of February, 2002, by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of the state of Georgia (the "Corporation").

                                   WITNESSETH

         WHEREAS, the Corporation maintains the Ruby Tuesday, Inc. Salary Deferral Plan (the "Plan"), which was last amended and restated on April 9, 2001.

         WHEREAS, the Corporation now desires to amend the Plan to reflect changes required by the Community Renewal Tax Relief Act of 2000.

         NOW, THEREFORE, the Corporation does hereby amend the Plan, effective January 1, 2001, by deleting Plan Section 1.3(d) in its entirety and by substituting therefor the following:

                  "(d) for all purposes under the Plan, except as provided in Subsection (e) of this Section, Annual Compensation shall include any amount which would have been paid during a Plan Year, but was contributed by a Plan Sponsor on behalf of an Employee pursuant to a salary reduction agreement which is not includable in the gross income of the Employee under Code Section 125, 132(f)(4), 402(g)(3), or 457; and"

         Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

         IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed on the day and year first above written.


                                            RUBY TUESDAY, INC.

                                            By:      Sandy Beall
                                               -------------------------
                                            Title: Chairman & CEO

ATTEST:

By:      Daniel T Cronk
   ---------------------------------

Title:   Secretary
      --------------------------------------

         [CORPORATE SEAL]